Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

      Votes for 			Votes withheld
Liaquat Ahamed 			5,415,154,963 		14,207,845
Ravi Akhoury 			5,415,184,974 		14,177,833
Barbara M. Baumann 		5,415,851,291 		13,511,517
Jameson A. Baxter 		5,415,767,570 		13,595,238
Charles B. Curtis 		5,415,854,394 		13,508,413
Robert J. Darretta 		5,416,022,043 		13,340,765
Katinka Domotorffy		5,415,419,173 		13,943,635
John A. Hill 			5,415,885,634 		13,477,174
Paul L. Joskow 			5,416,010,424 		13,352,383
Kenneth R. Leibler 		5,415,817,292 		13,545,516
Robert E. Patterson 		5,415,985,292 		13,377,516
George Putnam, III 		5,415,959,400 		13,403,408
Robert L. Reynolds 		5,416,108,530 		13,254,278
W. Thomas Stephens 		5,415,918,406 		13,444,402

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for		Votes against 	Abstentions	Broker non votes
5,234,359,081 	33,570,449 	18,267,087 	143,166,192

March 7, 2014 special meeting

A proposal to approve a new management contract between the fund and Putnam Management, with respect to which the February 27, 2014 meeting had been adjourned, was approved on March 7, 2014 as follows:

Votes for		Votes against 	Abstentions	Broker non votes
70,182,724 	704,758 		4,687,875 		42,279,198
All tabulations are rounded to the nearest whole number.